Exhibit 21

SUBSIDIARIES OF COEUR D'ALENE MINES CORPORATION

As of December 31, 2012

Name	State/Country of Incorporation	Ownership Percentage

Callahan Mining Corporation	Arizona	100%
Coeur New Zealand, Inc.	Delaware	100%
Coeur Gold New Zealand, Ltd.	New Zealand	100%
Golden Cross Joint Venture	New Zealand	80%
CDE Australia Pty Ltd.	Australia	100%
CDE Mexico, S.A. de C.V.	Mexico	100%
Coeur Alaska, Inc.	Delaware	100%
Coeur Argentina, S.R.L.	Argentina	100%
Coeur Explorations, Inc.	Idaho	100%
Coeur Rochester, Inc.	Delaware	100%
Coeur South America Corp.	Delaware	100%
Coeur Joaquin, S.R.L.	Argentina	100%
Coeur Sub One, Inc.	Delaware	100%
Coeur Sub Two, Inc.	Delaware	100%
Coeur d'Alene Mines Australia Pty Ltd.	Australia	100%
Bolnisi Gold Pty Ltd.	Australia	100%
Fairview Gold Pty Ltd.	Australia	100%
Mexico Holdings, LLC	Nevada	100%
Mexico Resources, LLC	Nevada	100%
Servicios Administrativos Palmarejo, S.A. de C.V.	Mexico	100%
Servicios Profesionales Palmarejo, S.A. de C.V.	Mexico	100%
Palmarejo Silver and Gold ULC	Canada	100%
Ocampo Resources, Inc.	Nevada	100%
Ocampo Services, Inc.	Nevada	100%
Coeur Mexicana, S.A. de C.V.	Mexico	100%
Coeur Tanzania Limited	Tanzania	50%
Empresa Minera Manquiri, S.A.	Bolivia	100%
1. This entity is currently named Mirasol Argentina, S.R.L. but is expected to be renamed Coeur Joaquin, S.R.L. pending the completion of the name change registration process with the Public Registry of Commerce in Argentina.